Exhibit 2.1

AMENDMENT NO. 2, dated as of June 1, 2010 (this “Amendment”), to the Agreement and Plan of Merger referred to below among SANDRIDGE ENERGY, INC., a Delaware corporation (“Parent”), STEEL SUBSIDIARY CORPORATION, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and ARENA RESOURCES, INC., a Nevada corporation (the “Company”).

INTRODUCTION

Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of April 3, 2010, as amended by Amendment No. 1 thereto, dated as of May 27, 2010 (as so amended, the “Merger Agreement”). Capitalized terms used in this Amendment without definition shall have the meanings assigned thereto in the Merger Agreement.

The parties desire to amend certain provisions of the Merger Agreement as provided in this Amendment.

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

AMENDMENTS

SECTION 1.1. Amendment to Section 2.2(a)(ii). Section 2.2(a)(ii) of the Merger Agreement is hereby amended by deleting “$2.50” and replacing such amount with “$4.50”.

SECTION 1.2. Amendments to Section 6.10. Section 6.10(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a) From the date of Amendment No. 2 to this Agreement and continuing until 5:00 pm (EDT) on July 1, 2010 (the “Solicitation Period End-Date”), the Company and the Company Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys and other advisors and representatives shall have the right to: (i) solicit, initiate, or knowingly encourage the submission of, any Company Takeover Proposal; and (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal; provided, that prior to providing such information to, or conducting such discussions with, any such Person, such Person shall enter into a confidentiality agreement in customary form that is no less favorable to the Company as the Confidentiality Agreement (provided that a “standstill” provision shall not be required) (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.10). From the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor or representative of, the Company or any of the Company Subsidiaries to (i) solicit, initiate, or knowingly encourage the submission of, any Company Takeover Proposal, (ii) approve or recommend any Company Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Company Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal. Notwithstanding anything to the contrary in this Section 6.10(a), (x) nothing contained in subclauses (i) or (ii) of the immediately preceding sentence shall prohibit the Company or its Board of Directors from disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser) that such Company Takeover Proposal is a Company Superior Proposal; (y) if (under circumstances in which the Company has complied with all of its obligations under this Section 6.10(a)), prior to this Agreement having been approved by the Required Company Stockholder Vote, the Company receives an unsolicited written Company Takeover Proposal, or a solicited Company Takeover Proposal which did not result from a breach of this Section 6.10(a), in either case from a third party that the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser) is, or is reasonably likely to result in, a Company Superior Proposal, the Company and its representatives may conduct such additional discussions and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company as the Confidentiality Agreement (provided that a “standstill” provision shall not be required) (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.10); and (z) at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, and subject to the Company’s compliance with its obligations under this Section 6.10(a), the Company’s Board of Directors may, after providing at least two business days’ prior written notice to Parent, (i) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company’s Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement and recommend, or publicly propose to recommend any Company Takeover Proposal, or (ii) to the extent permitted pursuant to and in compliance with Section 8.1(f)(i), allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal, in the case of either subclause (i) or (ii) of this clause (z) only (A) after the Board of Directors of the Company determines in good faith (after receiving the advice of its financial advisor) that such Company Takeover Proposal is a Company Superior Proposal, and (B) if, during the two business day notice period referred to above the Company shall have negotiated in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Company Takeover Proposal no longer constitutes a Company Superior Proposal. Subject to the immediately preceding sentence, on the Solicitation Period End-Date, the Company shall immediately cease and cause to be terminated and shall cause its affiliates and the Company Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Company Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information. The Company shall ensure that its officers, directors, key employees, investment bankers, attorneys and other representatives are aware of the provisions of this Section 6.10, and shall be responsible for any breaches by any such Person of this Section 6.10.”

SECTION 1.4. Amendments to Section 8.3. Section 8.3 of the Merger Agreement is hereby amended by deleting (a) “$50,000,000” in all places that it appears in such section and replacing such amount with “$39,000,000” and (b) “$30,000,000” in all places that it appears in such section and replacing such amount with “$19,000,000”.

SECTION 1.5. Additional Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Authority Relative to Amendment. The Company has the requisite corporate power and authority to enter into and deliver this Amendment and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Amendment by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Amendment, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Amendment has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Opinion of Company Fairness Opinion Provider. The Board of Directors of the Company has received from the Company’s Fairness Opinion Provider an opinion, a written copy of which will be provided to Parent, solely for informational purposes promptly after receipt thereof by the Company, to the effect that, after giving effect to this Amendment, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (subject to assumptions and qualifications set forth therein). The Company has been authorized by the Company’s Fairness Opinion Provider to include such opinion in its entirety in a supplement to the Joint Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Company’s Fairness Opinion Provider and its counsel.

(c) Additional Representations. Each of the representations and warranties contained in clauses (i), (iii) and (iv) of the first sentence of Section 3.11(a) of the Merger Agreement and in Section 3.11(b) of the Merger Agreement is true and accurate as if made anew as of the date of this Amendment.

SECTION 1.6. Additional Representations and Warranties of the Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

(a) Authority Relative to Amendment. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Amendment and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Amendment by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action. No other corporate proceedings on the part of Parent, Merger Sub or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Amendment, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Amendment has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Opinion of Parent Financial Advisor. The Parent’s Board of Directors has received from the Parent Financial Advisor an opinion, a written copy of which will be provided to the Company, solely for informational purposes promptly after receipt thereof by Parent, to the effect that, after giving effect to this Amendment, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to Parent. Parent has been authorized by the Parent Financial Advisor to include such opinion in its entirety in a supplement to the Joint Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Parent Financial Advisor and its counsel.

(c) Additional Representations. Each of the representations and warranties contained in clauses (ii) and (iii) of the first sentence of Section 4.11 of the Merger Agreement or in Section 4.11(b) of the Merger Agreement is true and accurate as if made anew as of the date of this Amendment.

ARTICLE 2

ADDITIONAL AGREEMENTS

SECTION 2.1. Supplement. As soon as reasonably practicable after the date of this Amendment, Parent and the Company shall prepare a supplement to the Joint Proxy Statement (the “Proxy Supplement”) in accordance with Section 6.1(a) of the Merger Agreement relating to the Parent Stockholders Meeting and the Company Stockholders Meeting. Parent and the Company shall include in the Proxy Supplement the text of this Amendment and the recommendations of their respective Boards of Directors referred to above, as well as the respective opinions in their entirety of the Parent Financial Advisor and the Company Fairness Opinion Provider referred to above. Parent and the Company shall cause the Joint Proxy Statement and the Proxy Supplement to be mailed as promptly as possible to the holders of Parent Common Stock and Company Common Stock, respectively, as of the new record date established for the Company Stockholders Meeting and the Parent Stockholders Meeting described below, and shall also cause the Proxy Supplement to be filed with the SEC as promptly as possible following the date it is first mailed, but in any event within the time period specified in Rule 424(b) under the Securities Act. If required, each of Parent and the Company shall use its reasonable best efforts to have the Proxy Supplement cleared by the SEC as soon as reasonably practicable.

SECTION 2.2. Stockholders Meetings. Parent and the Company hereby agree to postpone the Parent Stockholders Meeting and the Company Stockholders Meeting previously scheduled to take place on June 8, 2010 until July 16, 2010 and to establish a new record date of June 16, 2010 for such meetings, subject to applicable law and the applicable rules and regulations of the SEC and NYSE, or as soon thereafter as possible. Notwithstanding anything to the contrary set forth in this Amendment, nothing shall prevent Parent or the Company, subject to the terms of and in accordance with the Merger Agreement, from further postponing or adjourning the Parent Stockholders Meeting and the Company Stockholders Meeting or establishing a new record date for such meetings.

ARTICLE 3

MISCELLANEOUS

SECTION 3.1. Effect of Amendment. Except as expressly set forth herein: (i) the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed; and (ii) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver or amendment of, or otherwise affect the rights and remedies of the parties hereto under the Merger Agreement. After the date hereof, any reference to “this Agreement”, “hereof”, “herein”, “hereunder” and words or expressions of similar import shall be deemed a reference to the Agreement as previously amended and as further amended hereby.

SECTION 3.2. Miscellaneous Items. The provisions of Sections 9.5, 9.6, 9.7, 9.8, 9.9 and 9.11 of the Merger Agreement shall apply to this Amendment as if set forth herein.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SANDRIDGE ENERGY, INC.

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chief Executive Officer

STEEL SUBSIDIARY CORPORATION

By:	/s/ Richard J. Gognat
Name:	Richard J. Gognat
Title:	Senior Vice President

ARENA RESOURCES, INC.

By:	/s/ Phillip W. Terry
Name:	Phillip W. Terry
Title:	President & CEO

7